Exhibit 99.1

        FACTORS TO CONSIDER IN CONNECTION WITH FORWARD LOOKING STATEMENTS

Development Stage Company, Accumulated Deficit, Stockholders' Deficiency and Uncertainty of Future Profitability. The Company is a development stage company which is subject to all of the risks and uncertainties of such a company, including uncertainties of product development, constraints on financial and personnel resources and dependence upon and need for third party financing. The Company's profitability will depend primarily upon its success in developing, obtaining regulatory approvals for, and effectively marketing ONCONASE. ONCONASE has not been approved by the United States Food and Drug Administration ("FDA"). Potential investors should be aware of the difficulties a development stage enterprise encounters, especially in view of the intense competition in the pharmaceutical industry in which the Company competes. There can be no assurance that the Company's plans will either materialize or prove successful, that its products under development will be successfully developed or that such products will generate revenues sufficient to enable the Company to earn a profit. Since the Company's incorporation in 1981, a significant source of cash for the Company has been public and private placements of its securities. At April 30, 1999, the Company had an accumulated deficit of approximately $54,125,000, and a total stockholders' equity of approximately $1,523,000. The Company anticipates that it will continue to incur substantial losses in the future. The Company is pursuing licensing, marketing and development arrangements that may result in contract revenue to the Company prior to its receiving revenues from commercial sales of ONCONASE. To date, the Company has not received any such revenues. There can be no assurance, however, that the Company will be able to successfully consummate any such arrangements.

Need for, and Uncertainty of, Future Financing. The Company is currently funding research and development of its products from cash reserves. The termination of the Phase III clinical trials for advanced pancreatic cancer is expected to have a significant and detrimental impact on the Company's ability to raise additional capital for future operations. Until the Company's operations generate significant revenues, cash reserves will continue to fund operations. Based upon reduced spending levels as described below, the Company believes that its cash and cash equivalents as of April 30, 1999 will be sufficient to meet its anticipated cash needs through October 31, 1999. The report of the Company's independent auditors on the Company's financial statements, included elsewhere herein, includes an explanatory paragraph which states that the Company's recurring losses and limited liquid resources raise substantial doubt about the Company's ability to continue as a going concern.

The Company has taken steps, and is currently taking additional steps, to significantly reduce the amount of cash used to fund ongoing operations. These steps include postponement of certain clinical and regulatory costs associated with preparation of an NDA for ONCONASE, closing its Phase III program for advanced pancreatic cancer and postponement of planned clinical trials for ONCONASE in indications other than unresectable malignant mesothelioma. The Company's continued operations will depend on its ability to raise additional funds through various sources, including collaborative agreements or strategic alliances. However, there can be no assurance that such additional funds will become available. The Company does not anticipate it will be able to raise additional capital through equity markets in the near future because of the termination of its Phase III clinical trials for pancreatic cancer. Over the longer term, the ability of the Company to raise additional capital through the sale of its securities will primarily depend on the outcome of the Phase III clinical trial for ONCONASE for treating unresectable malignant mesothelioma. However, the ability to raise funding at that time may be dependent upon other factors including without limitation, market conditions, and there can be no assurance that such funds will be available. Preliminary survival results of the Phase III trial are expected in the third calendar quarter of 1999. The Company is currently exploring various strategic alternatives for its business and research and development operations.

Uncertainty Associated with Clinical Testing. Historical results of clinical testing of approved products and those under development are not necessarily predictive of future results. There can be no assurance that clinical studies of products under development will demonstrate the safety and efficacy of such products. The failure to adequately demonstrate the safety and efficacy of a therapeutic product could delay or prevent regulatory approval of the product. There can be no assurance that unacceptable toxicities or side effects will not occur at any time in the course of human clinical trials. The appearance of any such unacceptable toxicities or side effects could interrupt, limit, delay or abort the development of any of the Company's drugs. Furthermore, there can be no assurance that disease resistance will not limit the efficacy of the Company's current and future drugs, if any. Delays in planned patient enrollment in the Company's current clinical trials or future clinical trials may result in increased costs, program delays or both.

Government Regulation; No Assurance of FDA Approval. The pharmaceutical industry in the United States is subject to stringent governmental regulation and the sale of ONCONASE for use in humans in the United States will require the prior approval of the FDA. Similar approvals by comparable agencies are required in most foreign countries. The FDA has established mandatory procedures and safety standards which apply to the clinical testing, manufacture and marketing of pharmaceutical products. Pharmaceutical manufacturing facilities are also regulated by state, local and other authorities. Obtaining FDA approval for a new therapeutic drug may take several years and involve substantial expenditures. ONCONASE has not been approved for sale in the United States or elsewhere. There can be no assurance that the data from the on-going Phase III clinical trial for unresectable malignant mesothelioma will be sufficient for filing an NDA, that such NDA will be filed or if filed, that the Company will be able to obtain FDA approval for ONCONASE or any of its future products. Failure to obtain requisite governmental approvals or failure to obtain approvals of the scope requested will delay or preclude the Company from marketing its products while under patent protection, or limit the commercial use of the products, and thereby may have a material adverse effect on the Company's liquidity and financial condition. Further, even if governmental approval is obtained, new drugs are subject to continual review and a later discovery of previously unknown problems may result in restrictions on the particular product, including withdrawal of such product from the market.

Uncertain Ability to Protect Patents and Proprietary Technology. The Company believes it is important to develop new technology and improve its existing technology. When appropriate, the Company files patent applications to protect inventions made by its personnel. The Company owns six U.S. Patents: (i) U.S. Patent No. 4,888,172 issued in 1989, which covers a pharmaceutical produced from fertilized frog eggs and the methodology for producing it; (ii) U.S. Patent No. 5,559,212 issued in 1996 which covers the amino acid sequence of ONCONASE; (iii) U.S. Patents Nos. 5,529,775 and 5,540,925 issued in 1996 and U.S. Patent No. 5,595,734 issued in 1997, which cover combinations of ONCONASE with certain other pharmaceuticals; and (iv) U.S. Patent No. 5,728,805 issued in 1998 which covers a family of variants of ONCONASE. The Company owns three European patents which have been validated in certain European countries. These European patents cover ONCONASE, process technology for making ONCONASE, and combinations of ONCONASE with certain other chemotherapeutics. The Company also owns other patent applications, which are pending in the United States, Europe, and Japan.

Additionally, the Company owns an undivided interest in two applications that are pending in the United States. Each of these applications relate to a Subject Invention (as that term is defined in cooperative research and development agreements to which the Company and the National Institutes of Health (the "NIH") are parties). Patents covering biotechnological inventions have an uncertain scope, and the Company is subject to this uncertainty. The Company's patent applications may not issue as patents. Moreover, the Company's patents may not provide the Company with competitive advantages and may not withstand challenges by others. Likewise, patents owned by others may adversely affect the ability of the Company to do business. Furthermore, others may independently develop similar products, may duplicate the Company's products, and may design around patents owned by the Company. The Company's patent protection is limited to that afforded under the claims of its issued patents, unless and until other patent protection is available to the Company. Although the Company believes that its patents and patent applications are of substantial value to the Company, there can be no assurance that such patents will be of substantial commercial benefit to the Company, will afford the Company adequate protection from competing products or will not be challenged or declared invalid. The Company expects that there will continue to be significant litigation in the industry regarding patents and other proprietary rights and, if the Company were to become involved in such litigation, there could be no assurance that the Company would have the resources necessary to litigate the contested issues effectively.

Intense Competition and Technological Obsolescence. There are several companies, universities, research teams and scientists, both private and government-sponsored, which engage in developing products for the same indications as the Company. Many of these entities and associations have far greater financial resources, larger research staffs and more extensive physical facilities than the Company. Several competitors are more experienced and have substantially greater clinical, marketing and regulatory capabilities and managerial resources than the Company. Such competitors may succeed in their research and development of products for the same indications as the Company prior to the Company achieving any measure of success in its efforts.

The number of persons skilled in the research and development of pharmaceutical products is limited and significant competition exists for such individuals. As a result of this competition and the Company's limited resources, the Company may find it difficult to attract and retain skilled individuals to research, develop and investigate anti-cancer drugs in the future.

The business in which the Company is engaged is highly competitive and involves rapid changes in the technologies of discovering, investigating and developing new drugs. Rapid technological development by others may result in the Company's products becoming obsolete before the Company recovers a significant portion of the research, development and commercialization expenses incurred with respect to those products. Competitors of the Company are numerous and are expected to increase as new technologies become available. The Company's success depends upon developing and maintaining a competitive position in the development of new drugs and technologies in its area of focus. There can be no assurance that, if attained, the Company will be able to maintain a competitive position in the pharmaceutical industry.

Uncertain Availability of Health Care Reimbursement. The Company's ability to commercialize its product candidates may depend in part on the extent to which reimbursement for the costs of such product will be available from government health administration authorities, private health insurers and others. Significant uncertainty exists as to the reimbursement status of newly approved health care products. There can be no assurance of the availability of adequate third-party insurance reimbursement coverage that enables the Company to  establish  and  maintain  price  levels  sufficient  for realization of an appropriate return on its investment in developing its products. Government and other third-party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new therapeutic products approved for marketing by the FDA and by refusing, in some cases, to provide any coverage for uses of approved products for disease indications for which the FDA has not granted marketing approval. If adequate coverage and reimbursement levels are not provided by government and third-party payors for uses of the Company's product candidates, the market acceptance of these products would be adversely affected.

Potential Product Liability. The use of the Company's products during testing or after regulatory approval entails an inherent risk of adverse effects which could expose the Company to product liability claims. The Company maintains product liability insurance coverage in the total amount of $6,000,000 for claims arising from the use of its products in clinical trials prior to FDA approval. There can be no assurance that the Company will be able to maintain its existing insurance coverage or obtain coverage for the use of its products in the future. Management believes that the Company maintains adequate insurance coverage for the operation of its business at this time, however, there can be no assurance that such insurance coverage and the resources of the Company would be sufficient to satisfy any liability resulting from product liability claims.

Dependence Upon Key Personnel. The Company is currently managed by a small number of key management and operating personnel, whose efforts will largely determine the Company's success. The loss of key management personnel, particularly Kuslima Shogen, the Company's Chairman and Chief Executive Officer, would likely have a material adverse effect on the Company. The Company carries key person life insurance on the life of Ms. Shogen with a face value of $1,000,000.

Dependence on Third Parties for Manufacturing. The Company does not currently have facilities capable of manufacturing its product in commercial quantities and, for the foreseeable future, the Company intends to rely on third parties to manufacture its product. If the Company were to establish a manufacturing facility, which it currently does not intend to do, the Company would require substantial additional funds and would be required to hire and retain significant additional personnel to comply with the extensive current Good Manufacturing Practices regulations of the FDA applicable to such a facility. No assurance can be given that the Company would be able to make the transition successfully to commercial production, if it chose to do so.

Dependence on Third Parties for Marketing; No Marketing Experience. Neither the Company nor any of its officers or employees has pharmaceutical marketing experience. The Company intends to enter into development and marketing agreements with third parties. The Company expects that under such arrangements it would act as a co-promotion partner or would grant exclusive marketing rights to its corporate partners in return for upfront fees, milestone payments and royalties on sales. Under these agreements, the Company's marketing partner may have the responsibility for a significant portion of development of the product and regulatory approval. In the event that the marketing partner fails to develop a marketable product or fails to market a product successfully, the Company's business may be adversely affected. If the Company were to market its products itself, significant additional expenditures and management resources would be required to develop an internal sales force and there can be no assurance that the Company would be successful in penetrating the markets for any products developed or that internal marketing capabilities would be developed at all.

Limited Public Market and Liquidity. As of April 28, 1999, the Company's Common Stock was traded on the OTC Bulletin Board and is not traded on any exchange nor quoted on the National Association of Securities Dealers Automated Quotation ("NASDAQ"). As a consequence, trading of the common stock in the over-the-counter market is limited. A limited trading market could result in an investor being unable to liquidate his or her investment.

Volatility of Stock Price. The market price of the Company's common stock is volatile, and the price of the stock could be dramatically affected one way or another depending on numerous factors. Following the Company's announcement on July 15, 1998 of the termination of the Phase III clinical trials for pancreatic cancer, the price of the Company's stock price dropped by approximately 70 percent. The market price of the Company's common stock could also be materially affected by the results of the Phase III clinical trial for unresectable malignant mesothelioma. Announcements by the Company or others regarding its operating results, corporate reorganization matters, existing and future collaborations, results of clinical trials, scientific discoveries, technological innovations, commercial products, patents or proprietary rights or regulatory actions may have a significant effect on the market price of the Common Stock. Fluctuations in financial performance from period to period also may have a significant impact on the market price of the Common Stock.

Use of Hazardous Materials. The Company's research and development activities involve the controlled use of hazardous materials, chemicals, and various radioactive compounds. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any liability could have an adverse effect on the Company.